Exhibit 99.1
                                           ----------------

     CINCINNATI, Ohio, July 17, 1996 --- The Kroger Co. (NYSE:
KR) said today that earnings before an extraordinary charge in the 1996 second quarter declined to $78.4 million, or 60 cents per share, from $82.5 million, or 67 cents per fully diluted share, in the 1995 second quarter. The decline was attributable to the effect of a 44-day strike during the quarter at the Company's King Soopers division in Colorado.
     Kroger said the strike reduced second quarter earnings by approximately 13 cents per share before the extraordinary charge. The Company said operations at King Soopers are returning to normal. The strike will reduce third quarter results by a substantially smaller amount than in the second quarter.
     Operating cash flow -- earnings before interest, taxes, depreciation, and LIFO -- totaled $285.8 million in the 1996 second quarter, compared to $292.1 million for the same period in 1995. Excluding the effects of the King Soopers strike, operating cash flow would have been approximately $314.5 million.
     After the extraordinary charge for the early retirement of debt, net earnings in the second quarter were $77.6 million, or 59 cents per share, versus $77 million, or 63 cents per fully diluted share, in the comparable 1995 quarter.

     Total sales in the quarter increased 3.4 percent to $5.84 billion from $5.65 billion. Identical store sales, excluding King Soopers, increased 0.6 percent over the prior year's second quarter, reflecting the impact of Kroger's aggressive storing program and increased competition in some markets. Comparable store sales, which include results from expanded and relocated stores, increased 3.2 percent, excluding King Soopers. During the quarter, Kroger opened or expanded 21 stores, compared with 15 openings and expansions in the 1995 second quarter.
     Joseph A. Pichler, Chairman and Chief Executive Officer, said that Kroger's second quarter performance -- excluding the effect of the King Soopers strike -- compared well with last year's record results. "Despite increased competition and a major work stoppage, Kroger's overall results reflect the core strengths of the Company. "We continue to benefit from Kroger's leading market share in our major markets, working capital discipline, the favorable impact of new technologies on costs, and the strong performance of new stores," Pichler said.
     The King Soopers strike ended in late June when employees of the 68-store division ratified a new three-year contract. Pichler noted that the contract, which contains important improvements in work rules and health care costs, moves King Soopers toward greater competitive parity in the Denver and Colorado Springs markets. "We entered negotiations with the goal of achieving a solid long-term competitive footing in one of our most important markets. That goal was achieved," Pichler said.
     Net interest expense declined in the second quarter to $70.5 million from $74.6 million. Net long-term debt declined by $148.5 million to $3.5 billion.

                             THE KROGER CO.
                          SALES AND EARNINGS

                  2nd Qtr               2nd Qtr        Percent
                   1996                  1995           Change
                  6/15/96               6/17/95
                  _______               _______        _______

Sales         $5,844,365,872          $5,652,889,819       3.4
              ==============          ==============

EBITD <F1>    $  285,820,148          $  292,056,365      -2.1

Non-EBITD
charges <F2>  $   (4,000,000)         $   (3,461,538)

LIFO          $   (3,500,000)         $   (3,500,000)

Interest      $  (70,522,642)         $  (74,638,817)

Depreciation  $  (80,354,023)         $  (73,405,372)
              _______________         _______________

Pre-tax earnings
before extraordinary
loss          $  127,443,483          $  137,050,638

Tax expense   $  (49,065,741)         $  (54,586,317)
              ________________        ________________

Earnings before
extraordinary
loss          $   78,377,742          $   82,464,321

Extraordinary
loss <F3>     $     (765,601)         $   (5,451,458)
              ________________        ________________

Net earnings  $   77,612,141          $   77,012,863
              =================       =================

Primary earnings per
common share:

From operations
              $         0.60          $         0.71

From extraordinary
loss <F3>     $        (0.01)         $        (0.05)
              __________________      __________________

Primary net earnings
per common share
              $         0.59          $         0.66
              ==================      ===================

Fully diluted earnings
per common share:

From operations
              $         0.60          $         0.67

From extraordinary
loss <F3>     $        (0.01)         $        (0.04)
              __________________      __________________

Fully diluted net earnings
per common share
              $         0.59          $         0.63
              ==================      =================

Number of shares
used in primary per share
calculation:

                 131,144,299             115,390,904

Number of shares
used in fully diluted per share
calculation:
                 131,144,299             126,637,750



                  2Qtrs                       2Qtrs
                  1996                        1995
                 6/15/96                     6/17/95

Sales         $11,628,619,682        $11,117,844,200       4.6
              ================       ================

EBITD <F1>    $   563,963,236        $   548,933,855       2.7

Non-EBITD
charges <F2>  $    (8,000,000)       $    (6,923,076)

LIFO          $    (7,000,000)       $    (7,000,000)

Interest      $  (141,148,561)       $  (149,962,768)

Depreciation  $  (155,997,159)       $  (142,246,336)
              ________________       ________________

Pre-tax earnings before
cumulative effect adjustment and
extraordinary loss
              $   251,817,516        $   242,801,675

Tax expense   $   (96,949,743)       $   (95,860,947)
              ________________       _________________

Earnings before
cumulative effect adjustment and
extraordinary loss
              $   154,867,773        $   146,940,728

Extraordinary
loss <F3>     $    (1,849,715)       $   (10,787,240)
              ________________       __________________

Net earnings  $   153,018,058        $   136,153,488
              ================       ===================

Primary earnings (loss) per
common share:

From operations
              $          1.19        $          1.28

From extraordinary
loss <F3>     $         (0.01)       $         (0.09)
              ________________       ____________________


Primary net earnings
per common share
              $          1.18        $          1.19
              ================       ====================

Fully diluted earnings
(loss) per common share

From operations
              $          1.18        $          1.19

From extraordinary
loss <F3>     $         (0.01)       $         (0.09)
               ________________      ___________________

Fully diluted net earnings
per common share
              $          1.17        $          1.10
              =================      ====================

Number of shares used in
primary per share
calculations      130,670,428            115,191,270

Number of shares used in
fully diluted per share
calculations      130,877,501            126,458,520
__________________________

[FN]
<F1> EBITD represents pre-tax earnings before interest,
     depreciation and LIFO as defined in the Company's Bank
     Credit Agreement.
<F2> Represents the additional quarterly charge from the
     adoption of FASB 106.
<F3> Represents the after-tax loss from the early retirement of debt.

                                # # #